CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement (including the Prospectus and Statement of Additional Information) of Capitol Series Trust on Form N-1A (No. 333-191495) (Post-Effective Amendment No. 158 under the Securities Act of 1933 and Amendment No.159 under the Investment Company Act of 1940) to be filed on or about May 28, 2024, of our report dated May 16, 2024, on our audit of the financial statements of The Nightview Capital Fund, LP – Series B as of December 31, 2023 and for such periods as referenced in our report. We also consent to the reference to our Firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

May 30, 2024